Exhibit 99

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Karen May

Director, Public Relations

(630) 410-5457

ULTA BEAUTY ANNOUNCES FORMATION OF NEW HOLDING COMPANY

Bolingbrook, IL – January 27, 2017 – Ulta Beauty [NASDAQ: ULTA] today announced that the Company will implement a holding company reorganization on January 29, 2017, the beginning of the Company’s new fiscal year. The primary purpose of the reorganization is to create a more efficient corporate structure. Business operations for the Company will not change as a result of the reorganization.

Pursuant to this holding company reorganization, Ulta Beauty, Inc. will replace Ulta Salon, Cosmetics & Fragrance, Inc. as the publicly-traded entity. All outstanding shares of common stock of Ulta Salon, Cosmetics & Fragrance, Inc. will automatically convert into the same number of shares of common stock of Ulta Beauty, Inc. with all of the same rights, powers and preferences, and qualifications, limitations and restrictions. The common stock of the Company will continue to trade on The NASDAQ Global Select Market under the symbol “ULTA.” There is no change to the directors and executive officers of the Company as a result of the creation of the holding company.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from over 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program. As of January 27, 2017, Ulta Beauty operates 974 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.